Exhibit 4.86
[Translated from the original Chinese version]
LEASE CONTRACT
Lessor (hereinafter referred to as “Party A”): Beijing Jintai Hengye Co., Ltd. House Lease Branch
Lessee (hereinafter referred to as “Party B”): Fortune£¨Beijing£©Wisdom Technology Co., Ltd
Both Parties entered into this contract (the “Contract”) with respect to Party B’s lease of Jintai Tower located at No.1 Xibahe South Road Chaoyang District Beijing China (hereinafter referred to as the “Tower”) from Party A through consultation.
Chapter One Definitions and Interpretations
Unless otherwise specified in the Contract, the following term shall have the meaning as follows:
“Public Areas” shall mean places and facilities such as entrance, hall, washrooms, elevators, stairwells, passageways, walkways, green areas, equipment rooms, sprinkler system pump rooms, fire protection pump rooms, air shafts, tank rooms, escalators, management office rooms, and other places and facilities established for and used by owners, tenants, users and its clients, employers, invitees, licensees and other personnel with similar right to use to owners, where the places solely owned by owners, tenants and users shall be excluded;
“Public Facilities” shall mean machines, equipments, instruments, devices, pipelines, machine rooms, cables, wires installed, and the trees, lawns and flowers planted for the interests of the Tower. However, facilities for specific owners, tenants, users shall be excluded;
“Management Agency” shall mean property management agency in charge of management of the Tower, Public Areas and Public Facilities designated by Party A;
“Property Management Regulations” shall mean regulations on the management of Tower, Public Areas and Public Facilities formulated by Party A or the Management Agency, including without limitation “Regulations on Usage, Management Maintenance”, “Clients Manual” and “Decoration Rules”;
“Decoration Rules” shall mean rules on conditions and procedures should be observed by Party B’s decoration of the leased unit formulated by Party A or the Management Agency;
“Users” shall mean Party B’s staff and employees, agents, invitees, clients, contractors, visitors and other persons occupying or using the leased unit;

Chapter Two Leased Units
2.1 Party B shall lease the leased unit in accordance with the Contract. However Party A and/or other lessees and Users are entitled to use the Public Facilities in the Leased Unit for the common interests of the Tower.
2.2 Party B is entitled to concurrently use the Public Areas and Public Facilities with Party A and other lessees and Users according to the Contract, meanwhile comply with the Property Management Regulations such as “Regulations on Usage, Management Maintenance” and “Decoration Rules”.
2.3 Party B leases Unit 6, 11th Floor of Jintai Tower with an area of structure of 311.03 square meters (see the Floor Plan as stipulated in Appendix I).
2.4 Party B fully acknowledges the status of the unit, and the condition and scope of its affiliated facilities without objection, and intents to rent the unit.
Chapter Three Term of Lease
3.1 Party A leases the leased unit to Party B for a term of lease of 2 years and 2 months, commencing from April 6, 2009 to June 5, 2011 (including the commencement and ending dates).
3.2 Free Lease Period: Party B is entitled to a free lease period of 2 months, commencing from April 6, 2009 to May 5, 2009 (including the commencement and ending dates), commencing from May 1, 2010 to May 31, 2010 (including the commencement and ending dates). Within the free lease period, Party B shall be exempted from rental, however, other fees set forth herein such as the property management fee and public facilities fees (including but not limited to electricity fee and telephone fee) shall be made to Party A. Party B shall be liable for the relevant fees incurred from decoration of the leased unit.
3.3 In the event that the leased unit is unable to be delivered to Party B on time due to force majeure events or governmental activities, Party A shall promptly notify Party B and provide relevant proof, Party A takes no liabilities for such late delivery. Under the aforesaid circumstances, the parties shall negotiate the commencement date separately.
Chapter Four Rent
4.1 Rent: the monthly rent shall be RMB 35,444.46 Yuan. Party B shall advance the down payment in an amount equal to one month rent to Party A as of the date of this Contract. The down payment shall be deemed as the rent for the first month after the free lease period. Within the term of lease afterwards, Party B shall advance the monthly rent for the same month within the first 5 working days of each month.
4.2 The rent shall not include other fees set forth herein such as the property management fee and public facilities fees (including electricity fee and telephone fee).

4.3 In the event that Party B fails to pay rent to Party A in accordance with the Contract, it shall pay liquidated damages in an amount equal to 5‰ of the overdue payment each day until the date when Party B pays off the rent (including liquidated damages) in full.
4.4 Method of payment: Party B shall make payment in currency of RMB, and the rent shall be collected by Party A.
Chapter Five Property Management Fees and other Fees
5.1 Party A may manage or authorize Management Agency to manage the Tower, Public Areas and Public Facilities.
5.2 Property management fee: RMB 29 Yuan per square meter each month (namely RMB 9019.87 Yuan each month). Party B shall advance the down payment in an amount equal to 1 month’s property management fee to the Management Agency as of the date of this Contract. Such property management fee shall be deemed as property management fee for the first month after the lease commences. Within the lease term, Party B shall advance the monthly property management fee for the same month to the Management Agency within the first 5 working days of each month.
5.3 For the application scope of the property management fees refer to “Regulations on Usage, Management Maintenance”.
5.4 Within the term of lease, the Property Agency is entitled to make reasonable adjustment to the property management fees according to variation of cost for the management services and circumstances of market as well as commodity price with prior notice to Party B. Party B shall make payment in an amount equal to the adjusted property management fees.
5.5 Within the term of lease, Party B shall pay electricity fees and other public facilities fees to the government, relevant public utilities agencies and/or Management Agency pursuant to independent ammeter and other gauges in a timely manner.
5.6 In the event that Party B fails to pay property management fees or other fees in accordance with this Contract to the Management Agency, it shall pay the liquidated damages in an amount equal to 5‰ of the overdue payment each day until the date when Party B pays off the property management fees and other fees (including liquidated damages). In the meantime, the Management Agency is entitled to cease providing the relevant services, and Party B shall be responsible for results and losses arising therefrom, and Party A and the Management Agency take no responsibility therefore.
5.7 Method of payment: Party B shall pay the property management fee and other fees in currency of RMB to the Management Agency authorized by Party A.

Chapter Six Deposit
6.1 Party B shall make payment in an amount equal to 3 months’ rent and 3 months’ property management fee as guarantee deposit for Party B’s compliance and performance of all its obligations and provisions hereunder as of the date of this Contract. Should Party B does not breach this Contract within the term of lease, such deposit shall be returned to Party B bearing no interest or compensation within 30 days after the clearance of the related payment, upon expiration of the term of lease, or upon termination or dissolution of this Contract.
6.2 Within the term of lease, in the event that Party B is in breach of this Contract or the Property Management Regulations, or in the event that Party B delays in its payment of any fee or fees due to be paid by Party B to Party A and/or to the Management Agency pursuant to the Contract, or in the event that losses occurs to Party A and/or the Management Agency caused by Party B, Party A, in addition to terminating the Contract pursuant to this Contract, is entitled to deduct from the deposit in an amount equal to the due payment or losses to Party A and/or to the Management Agency without prior notice to Party B. Party B shall make up such deducted amount within 7 days as of the date Party A issues its written requirement, otherwise Party A is entitled to terminate this Contract and withdraw the leased unit, and Party B shall be liable for all losses caused to Party A and arising therefrom.
6.3 Party B shall not offset the rent, property management fees or other payment attributed to Party B by the deposit without Party A’s consent in writing.
6.4 The method of payment: the deposit shall be collected by Party A and the Management Agency authorized by Party A respectively in the same proportionate as to the rent and property management fees.
Chapter Seven Usage of the Leased Unit
7.1. The leased unit is to be used for office purposes only. No other use of the leased unit is permitted. Otherwise, Party A shall be entitled to terminate the Contract immediately and withdraw the leased unit, Party B shall be liable for all losses caused to Party A and arising therefrom.
7.2 Party B shall not use, or allow others to use, the leased unit and any part of it as studio, religion or other rituals, or for gambling, illegal or immoral purposes; neither shall Party B use the leased unit to perform political activity. Party B shall not use the leased unit in any means to harass or disturb Party A, the other property owners, the other lessees or the users, neither shall it cause inconvenience, damage or dangers to the said parties.
7.3 Party B shall not establish or display any advertisement, light box, sign and name plate, decoration, flag, poster or other articles that could be seen outside the Tower except the sign and name plate unified designed and provided by Party A or the Management Agency or through their written confirmations. Otherwise, Party A and/or the Management Agency shall be entitled to require Party B to remove the articles or to remove the articles by themselves. The cost arising therefrom shall be borne by Party B.

7.4 Without Party A’s written consent, Party B shall not use the name, logo, photos of the Tower or images similar to the Tower in business or other respects except using the name of the Tower as its business address. In case Party B uses the name of the Tower in its legal names with Party A’s approval, Party B shall go through the registration procedures of deleting the name of the Tower from its legal names with the relevant governmental authorities upon expiration of the lease term or upon early termination of the Contract.
7.5 Party A is entitled to change the name or any sign of the Tower at any time with prior notice to Party B, and Party B’s corresponding consent is not necessary.
Chapter Eight Decoration or Reconstruction
8.1 In the event that Party B carries out interior decoration or any reconstruction for the leased unit, it shall obtain Party A or the Management Agency’s approval in writing and comply with the Decoration Rules formulated by Party A or the Management Agency. Party B shall not conduct any interior decoration, equipment installation, display or reconstruction for the leased unit without Party A and the Management Agency’s written consent but with the completion of necessary examination and approval (including without limitation approval of the fire protection department).
8.2 Party B and its construction unit shall enter into the relevant decoration documents with Party A and the Management Agency prior to decoration, and make payment to Party A or the Management Agency of the decoration management deposit and other fees in compliance with the Decoration Rules.
8.3 The decoration construction unit chose or employed by Party B shall be registered in Beijing, and shall possess a level 2 qualification or above accepted by Beijing municipal government, and possess legal permission certificate to conduct construction at the Tower. Party B shall provide to Party A or the Management Agency with certificates in compliance with the aforesaid requirements. The projects such as gas, sewage system, air-conditioning, fire protection shall be conducted by the construction unit appointed or accepted by Party A or the Management Agency, and the relevant fees shall be borne by Party B.
8.4 Party B shall not alter the confirmed design and specification without written consents from Party A or the Management Agency and from the relevant authorities (if necessary). Party B shall notify Party A or the Management Agency and relevant authorities to conduct inspection or recordation pursuant to relevant stipulations. Party B may conduct business and use the leased unit after passing Party A or the Management Agency’s inspection and after obtaining certificates of verification or filing record issued by relevant authorities.
8.5 Party B shall ensure that the decoration project will not damage the leased unit, the structure and the equipments of the Tower, nor will it affect other users’ ordinary use of the Tower or their leased units, otherwise, Party B shall compensate for Party A or any other person’s personal injury or property damages.
8.6 Any delay of the decoration project, the project acceptance or issuance of certification whether or not caused by the governmental authorities, unless it is caused by Party A, shall not affect the commencement of the lease term, neither shall it affect Party B’s performance of its obligations hereunder.
8.7 Decoration and construction shall be in compliance with the Decoration Rules that also address issues not covered in this Contract.

Chapter Nine Maintenance and Repair
9.1 The Management Agency shall be responsible for management and maintenance of the leased unit’s glass curtain wall, construction structure and central air-conditioning system.
9.2 Party B shall be responsible for the maintenance and repair work, and bear the related expenses under the following circumstances:

(1) The leased unit’s glass curtain wall, construction structure or central air-conditioning system and other equipments in the leased unit are damaged due to Party B or the users’ liabilities.

(2) Maintenance of the interior decoration within the leased unit and equipments installed by Party B.
9.3 In the event that the leased unit, public areas and public facilities are damaged due to Party B and the users’ liabilities, Party B shall immediately conduct maintenance or repair work pursuant to Party A’s requirements upon receiving Party A’s written notice, such maintenance or repair work is subject to Party A’s confirmation. Otherwise, Party A, its employees or consignees may conduct the above work, and the expenses incurred therefrom shall be borne by Party B. For purpose of facilitating Party A in exercising its rights under this Article effectively and safely, Party B is obliged to report the position and characteristic of the safety system in the leased unit to Party A.
9.4 Party B shall take all reasonable and necessary prevention measures against damage from fire, water, storm, hurricane and lightening to the leased unit. Party B shall be liable for any damage of the leased unit or the Tower caused by its breach of this Article in all or partially, including damages to its decoration, interior assemble, configuration, and equipments. Party B shall also bear the expenses of maintenance and repair work exclusive of costs arising from force majeure events.
9.5 In order to protect personal and property safety of Party B’s staff, Party B’s staff, employees, contractors or other designated personnel shall not enter into and/or access any technical and maintenance equipment of the Tower (especially the power room) without the presence of personnel designated by Party A.
9.6 In the event that the power apparatus, wire, conduit, and pipeline installed by Party B becomes dangerous or unsafe, or under the circumstances that reasonable requirement is provided by Party A, by governments or by relevant public authorities, Party B shall repair or change accordingly by exclusively using the contractor or construction unit appointed by Party A in writing for such purpose. Otherwise, Party B shall be liable for all losses caused to Party A and arising therefrom.

Chapter Ten Damages
10.1 Within the lease term and under the circumstances that all or partial damages of the leased unit leads to incapability of use of the leased unit due to force majeure or causes not controlled by Party A unilaterally,, or the leased unit is seriously damaged and beyond repair, Party A, within 90 days as of the occurrence of the above events, is entitled to choose to:

(1) Declare termination of the Contract due to the above damages; or

(2) Repair the leased unit while serving written notice with the requisite time to Party B. During the period of repair, Party B does not need to pay rent and other expenses until the ending date of such reconstruction or repair.
In the event that Party A chooses to repair the leased unit but fails to complete the repair within 180 days (or other period agreed by both parties in writing) after the reconstruction or repair, Party B shall be entitled to terminate this Contract with prior written notice to Party A.
10.2 In the event that the leased unit is slightly damaged due to force majeure or events not controlled by Party A unilaterally, but not serious enough to affect the operation of Party B’s ordinary business, Party A shall make reparations until the leased unit restore the condition for use. Meanwhile, the rent may be waived accordingly to the damage rate which shall be calculated in accordance with repair period of the leased unit. Expenses incurred from reconstruction or repair of the interior leased unit shall be shared between the parties. Party A shall be liable for repairing the original part of the leased unit, and Party B shall be liable for repairing equipments installed by it and modification and expansion made to the original part of the leased unit.
10.3 In order to safeguard the physical and property safety of Party B’s staff, Party B shall be obliged to immediately notify Party A of any damages possibly occurred to the leased unit or any accident, malfunction, damage or defect with respect to water pipes, wires, assembling, installations and equipments, or public facilities, or other equipments or installations provided by Party A.
Chapter Eleven Renewal
11.1 In the event that Party B desires to renew the Contract, it shall notify Party A in writing within 6 months prior to expiration of the lease term. Party A shall be entitled to make decision on renewal and the conditions for renewal.
11.2 In the event that both parties fail to reach renewal agreement in 3 months prior to expiration of the lease term, Party A or its delegates, authorized persons may accompany quasi-lessee entering into the leased unit for visit with 3 months prior notification to Party B before the lease term expires.
Chapter Twelve Compensation for Requisition
12.1 In the event that this Contract is terminated due to government requisition, the Contract shall terminate from the date of government requisition. However, Party B shall pay rent for the period from the lease commencement date to the date of government requisition. Under the circumstances that parts of the leased unit is expropriated by the government, either party is entitled to alter or terminate the Contract with a written notice serving to the counterparty within one month time.
12.2 All compensation paid to Party A due to the government’s requisition and the remaining articles’ proprietary right shall belong to Party A. In the event that the compensation from the government to Party A includes compensation for terminating the lease contract and Party B’s property as well, Party A shall give such compensation to Party B. Party A may not make any compensation to Party B or bear any liability arising therefrom except for this.

Chapter Thirteen Liabilities of Party A and Warranties
Party A makes representations and warranties as follows:

13.1 Central air-conditioning
Party A shall provide central air-conditioning of the leased unit to Party B in accordance with the “User’s Manual” of the Tower and relevant provisions of the state. Party A or the Management Agency shall reserve the right of adjusting the period of providing central air-conditioning with prior written notice to Party B.
13.2 Inspection and Maintenance of the Public Areas and Public Facilities

The Management Agency shall be responsible for regular safety inspection and maintenance, the public security, fire protection, environmental hygiene of the Public Areas and the Public Facilities. However, where any facility of the Tower is malfunctioned caused by necessary or ordinary/emergency maintenance, or events with prior notice to Party B, or force majeure events or accidents not controlled by Party A unilaterally, Party A and the Management Agency shall not take any liability.
Chapter Fourteen Liabilities of Party B and Warranties
Party B shall make representations and warranties to Party A and the Management Agency as follows:
14.1 Transfer and Sublease

Without Party A’s written consent, Party B shall not transfer, sublease the leased unit and its any part in any forms or means, neither shall it assign the right to use in any means.
14.2 Property Management Regulations, Security Regulations and Insurance Regulations

Party B shall comply with and procure its users to comply with the Property Management Regulations such as “Clients Manuel”, “Use, Management, Maintenance Agreement”, and “Decoration Rules”, and regulations on management, use, security and insurance of the Tower and Public Areas made now and then. In the event that Party A or other lesser, lessees/users suffers economic losses due to breach of the above regulations, Party B shall be liable for compensation and cease breaching the regulations.
14.3 Compliance with Laws

Party B shall comply with and procure its users to comply with laws, regulations and the relevant revisions that are current existing or to be formulated in future.
14.4 Compliance with Directions of the Governmental Authorities

Upon receiving any notice, order, direction issued by the governmental authorities with effect or possible effect on the leased unit or the Tower, Party B shall submit the copies of such notice, order or direction immediately, and (if it contributable to Party B’s responsibilities) shall comply with and perform according to such notice, order or direction while bearing the relevant expenses as soon as possible. Should damages are caused to Party A due to the aforesaid event, Party B shall compensate for Party A’s losses in full.

14.5 Compliance with Fire Protection and Safety Rules

Within the period of using the leased unit, Party B shall comply with laws and regulations concerning fire protection issued by the Chinese government and Beijing municipal government, the safety rules made by Party A or the Management Agency. Party B shall allocate enough distinguishers in the leased unit at its own expenses.
14.6 Dangerous Articles

No radical, flammable, explosive, dangerous articles and heavy equipments, or articles and equipments exceed the load of the Tower, shall be deposited in the leased unit.
14.7 Fireworks

No ignition of fireworks, cook or burning of any articles is allowed in any place of the leased unit or the Tower.
14.8 Insurance

Party B hereby makes warranties that it will not engage in or allow others to engage in any act or matter that may cause the currently existing insurance policies (or insurance policies become effective at any time), whether or not such insurance policies is procured by Party A or Party B, become ineffective or might become ineffective, or cause the insurance premium increase. Otherwise, Party B shall be liable for the increased payment of the premium of the leased unit or the Tower due to Party B’s breach of the aforesaid regulations, losses to Party A for not able to obtain compensation from the insurance company, and all expenses and tax for reinsurance paid by Party A due to its breach of this Contract.
14.9 Indemnification

All losses, claims, requirements, litigations, legal proceedings, expenses and fees incurred herefrom or with respect to impropriate use or occupation of the leased unit, change, additional installation or repair of the leased unit, any default activity of Party B, soaked articles or third person damage due to spilling or leaking water, or any other impropriate acts, negligence or omission of Party B or its users shall be borne by Party B.
14.10 Party A’s Entry into the Leased Unit

Party A or the Management Agency or their authorized persons may enter into the leased unit to conduct inspection, maintenance or other relevant work with reasonable prior notice to Party B; however, in case of emergency, Party A or the Management Agency or their authorized persons may enter into the leased unit without prior notice, and take necessary means to enter into the leased unit to conduct inspection, maintenance or other relating work at necessary time. Party A or the Management Agency or their authorized persons shall not be liable for losses to Party B arising out of exercising their rights hereunder under emergency circumstances.

14.11 Party B’s Acts

Any act, negligence, omission of Party B’s users shall be deemed as Party B’s acts.
14.12 Loading and Unloading of Goods

Party B may load and unload goods at time and place designed by Party A, and ship the goods between Party B’s leased unit and the loading or unloading place through Party’s designated route, and by means of elevators or stairs designated by Party A as well.
14.13 Right of First Refusal

Party B shall give up the right of first refusal to purchase the leased unit.
Chapter Fifteen Return
15.1 Upon expiration of the lease term or early termination of this Contract, Party B shall remove any additional installation or change to the leased unit, restore the leased unit to its original state (except ordinary depreciation and abrasion) when delivered to Party B, and return the leased unit to Party A in good, clean, leasable, solid and easy to maintenance state. Otherwise, Party A may reclaim the leased unit or restore the leased unit to its original state, all expenses arising herefrom shall be borne Party B and Party A shall not be liable for losses to Party B.
15.2 Upon expiration of the lease term or early termination of this Contract, Party B may retain the interior furnishing, decoration or appurtenances with Party A’s consent. Such interior furnishing, decoration or appurtenances shall belong to Party A, Party A shall not make compensation or remedy to Party B.
15.3 Upon expiration of the lease term or early termination of this Contract, Party B shall evacuate the leased unit, Otherwise, Party A shall have right to dispose the remaining articles in the leased unit without taking any liability, expenses for deposition of the remaining articles shall be borne by Party B.
Chapter Sixteen Liabilities and Exemption
Parties hereby make further declaration that, except otherwise stipulated herein, within the permission of the laws and unless due to Party A’s material negligence, Party A may not make compensation or take liabilities for the following circumstances to Party B or its users:
16.1 Elevators, Electricity, Water Supply, Air-conditioning

Any losses (including economic losses) to the property and physical damages of Party B or any other person arising out of defection, invalidation, operational malfunction or suspension of services of elevators, electricity and water, fire protection and safety system, air-conditioning system or any other equipments provided by the Tower or other defection, invalidation, operational malfunction or suspension of services specified in the Property Management Regulations within the extension of services, or directly or indirectly caused by any means, or any damage or inconvenience caused by that.

16.2 Fire, Overflow, Insect Pest

Any losses (including economic losses) to the property and physical damages of Party B or any other person arising out of leak of gas, leak of smoke, fire, omission of any place of the Tower, overflow from any place of the Tower, rats pest or other insects in the Tower, or directly or indirectly caused by any means, or any damage or inconvenience caused by that.
16.3 Safety

Safety and protection of any article of the leased unit, especially the relevant terms with respect to inspection (especially at night) and securities provided by Party A or the Management Agency shall not obligate Party A or the Management Agency with respect to safety or protection of the leased unit or any article within. The liabilities of safety or protection of such articles shall be borne by Party B.
Chapter Seventeen Termination
17.1 In the event that Party B breaches any term or condition (including but not limited to delay in payment of any installment of rent, property management fee and others), or under the circumstances that any announcement, warranty made by Party B hereunder is incorrect or untrue, and Party B fails to make correction within 7 days as of receiving Party A’s written notice, Party A shall be entitled to terminate this Contract. In addition, Party A may terminate this Contract in accordance with other provisions hereunder.
17.2 Unless otherwise specified in this Contract or both parties reach written agreement by separate negotiation prior to expiration of the lease term, Party B shall not terminate this Contract in advance.
Chapter Eighteen Default Liabilities
18.1 The party in breach shall bear the default liabilities pursuant to this Contract and make compensation for losses to the other party.
18.2 In the event that Party A terminate contract in accordance with this Contract, Party A shall be entitled to reclaim the leased unit without refunding the deposit. Party B shall pay the liquidated damages in an amount equal to two months’ rent to Party A, Party A shall have right to claim losses arising from Party B’s breach.
18.3 In the event that Party B breaches Chapter Fifteen of this Contract, Party B shall pay a late payment charge in an amount of 5% of the monthly rent each day to Party A as of termination date or early termination date till Party A formally claim the leased unit or completely evacuate Party B’s remaining articles from the leased unit, Party A reserves its right in accordance with this Contract. In the event that Party B delays in return the leased unit for 30 days, Party A shall have right to evacuate the remaining articles of Party B from the leased unit and Party B shall be liable for Party A’s losses incurred therefore.
18.4 Party B’s breach of Article 17.2 of this Contract shall be deemed as default event. Party A shall be entitled to terminate the Contract, claim the leased rent and withhold the deposit. Party B shall pay the liquidated damages in an amount equal to 2 months’ rent. In addition, Party A shall have right to claim losses arising from Party B’s breach.
18.5 Party A shall compensate Party B for losses arising due to Party A’s breaching of this Contract.

Chapter Nineteen Notice
19.1 Any notice or requirement in connection with this Contract shall be made in writing and sent by registered mail or specially-assigned personnel to the counterparty’s legal address or the business place of its last notice. Unless otherwise specified in this Contract, he fourth date as from the sending date of such registered mail or the delivery date of such special assignment (the earlier date shall apply) shall be deemed as the effective date.
19.2 Any notice sent by Party A to Party B may be sent to the leased unit or Party B’s address stipulated herein.
19.3 In the event that either party’s address herein changes, it shall give the other party 15 days prior notice in writing. In the event that one party fails to send change notice or such notice has not reached the other party, the notice or requirement sent by the other party shall be subject to the address prior to the change.
Chapter Twenty Dispute Resolution
20.1 The notary fees, stamp fees, registration fees, subordinated procedure fees, and all expenses with respect to draft, negotiation and execution of this Contract (including lawyer fees and commission for the agent) shall be shared between the parties.
20.2 In the event that Party B commits any defaulting act so that Party A needs to take legal or other action to safeguard its interests hereunder or to enforce any article hereunder, all expenses (including lawyer fees and commission for the agent) shall be borne by Party B.
20.3 In the event that the parties have any dispute or objection with respect to this Contract and its execution, performance, breach, termination or invalidation, or regarding its articles, they shall settle it through friendly negotiation. If such negotiation fails, either party may submit such dispute or objection to the court where the subject matter of the lease is located for litigation.
20.4 Within the period of dispute settlement, except for the ongoing litigation, both parties shall continue to abide by and perform the parts of the Contract that are not involving the litigation.
Chapter Twenty-one Miscellaneous
21.1 The parties may make revision to this Contract through negotiation. The appendixes and any supplementary agreement entered into by the parties are unseverable to this Contract and have the same legal effect as this Contract.

21.2 Unless otherwise provided, either party fails or delays in exercising any right or the claim right for compensation hereunder shall not constitute waive of such right, power or claim right for compensation. No severally and jointly exercising of any right, power or claim right for compensation shall encumbrance exercising of any other right, power or claim right for compensation.
21.3 The constitution, effectiveness, interpretation, execution, amendment, termination, dispute resolution and any other related matters shall be governed by laws of the People’s Republic of China.
21.4 In case of any discrepancy between this Contract and the “Regulations on Usage, Management Maintenance” or this Contract and the “Decoration Rules”, this Contract shall prevail.
21.5 The Contract is made in three copies. Party A shall hold two and Party B shall hold one, all of the copies have the same legal effect. The Contract comes into effect upon stamp of both parties or signing of the authorized representatives.
Party A: Beijing Jintai Hengye Co., Ltd. House Lease Branch

Responsible Person: Lv Dong
Signature of Responsible Person or Authorized Representative:
Registered Address: Room 302 No. 4 Denglai Alley, Xuanwu District, Beijing
Date of Signature: March 30, 2009
Party B: Fortune£¨Beijing£©Wisdom Technology Co., Ltd
Responsible Person: Wang Jun
Signature of Responsible Person or Authorized Representative:
Registered Address: Room 622 of China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building No.30, Haidian South Road, Haidian District, Beijing
Date of Signature: March 27, 2009